Exhibit 10.49

AMENDMENT

TO

EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Amendment”) is made as of the 27th day of October, 2004 between Premcor Inc. (the “Company”) and [Executive’s Name - see schedule A attached hereto] (the “Executive”).

RECITALS

A. The parties hereto are parties to an Employment Agreement dated [Agreement Date], as amended (the “Employment Agreement”).

B. The parties hereto desire to amend and modify certain provisions of the Employment Agreement as provided herein.

AGREEMENT

In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof), the parties agree as follows.

1. Definitions. For purposes of this Amendment, capitalized terms used herein have the same meanings ascribed to them in the Employment Agreement.

2. Amendments to the Employment Agreement.

2.1. Section 4 of the Employment Agreement is amended by deleting the current provision in its entirety and replacing it with the following provision, which shall be effective January 1, 2005:

“4. Annual Bonus. With respect to each fiscal year of the Company ending during the Employment Term, Executive shall earn an annual bonus award (an “Annual Bonus”) in such amount as shall be determined by the Compensation Committee of the Board (the “Compensation Committee”) based on the achievement by the Company of performance goals established by the Compensation Committee for each such fiscal year. Such performance goals shall be no less favorable to the Executive than the performance goals used to determine the amount of bonus payable to any other executive of the Company whose bonus is based in whole or in part on corporate performance. The Compensation Committee shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied. For Calendar years 2005, 2006 and 2007, Executive shall earn an Annual Bonus award if net earnings per share to common shareholders of the Company, calculated on a fully diluted basis and according to GAAP, which shall include expense for equity arrangements such as options, SARs or restricted shares, but shall exclude bonus expense, as determined by the Company’s outside auditors, excluding the after-tax impact of any extraordinary or special items that the Board determines in good faith are not appropriately includable in the Annual

Bonus calculation because such items do not accurately reflect the operating performance of the Company, such as inventory write ups and write downs, LIFO adjustments, asset purchase or sale-related gains or losses and acquisition-related write downs (“Adjusted EPS”), is at least equal to $2.40. Upon achievement of an Adjusted EPS of $2.40, the Annual Bonus shall equal fifty percent (50%) of his Base Salary (the “Base Bonus”). For each $0.01 increase in the applicable fiscal year’s Adjusted EPS above $2.40, the Annual Bonus shall be increased by an amount equal to one percent of Executive’s Base Salary, provided that in no event shall the Annual Bonus be greater than four times Executive’s Base Salary. The Annual Bonus shall be paid to Executive no later than fifteen business days after the outside auditors approve the Company’s year-end earnings release.”

2.2. Section 8.c.(i) of the Employment Agreement is amended by adding a new provision “(F)” as follows:

“(F) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated.”

2.3. Section 8.d.(i) of the Employment Agreement is amended by adding a new provision “(F)” as follows:

“(F) a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated.”

3. No Other Modifications. Nothing herein contained in any way impairs the Employment Agreement, or alters, waives, annuls, varies or affects any provision, condition or covenant therein, except as specifically set forth in this Amendment. All other provisions of the Employment Agreement remain in full force and effect.

4. Counterparts. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

5. Successors; Binding Agreement. All provisions of this Amendment shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees of the Executive.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date and year first above written.

PREMCOR INC.		EXECUTIVE

By:	/s/ Thomas D. O’ Malley
Print Name: Thomas D. O’ Malley		[Executive’s Name]
Title:	Chairman of the Board and Chief Executive Officer

Schedule A

Executive:

Henry M. Kuchta

Joseph D. Watson

James R. Voss

Michael D. Gayda

Donald Lucey